As filed with the Securities and Exchange Commission on January 14, 2022

Registration No. 333-260404

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AUSTIN GOLD CORP.
(Exact name of registrant as specified in its charter)

British Columbia	1041	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1021 West Hastings Street, 9th Floor
Vancouver, BC Canada V6C 0C3

604-644-6579

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Registered Agent Solutions, Inc.
4625 West Nevso Drive, Suite 2
Las Vegas, NV 89103
(888) 705-7274

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jason K. Brenkert, Esq. Dorsey & Whitney LLP 1400 Wewatta Street, Suite 400 Denver, CO 80202 (303) 629-3445	M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, NY 10036 (212) 421-4100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Smaller reporting company	☒
Accelerated filer	☐	Emerging growth company	☒
Non-accelerated filer	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(5)
Common Shares, without par value	$20,700,000	$1,918.89
Underwriter Warrants(3)	--
Common Shares underlying Underwriter Warrants, without par value(4)	$1,593,900	$147.75
Total:	$22,293,900	$2,066.64

(1)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 based on the proposed maximum aggregate offering price.
(2)	Includes the aggregate offering price of additional shares that the underwriter has the option to purchase, if any. See “Underwriting.”
(3)	The Registrant has agreed to issue to the underwriter warrants to purchase up to 7% in the aggregate of our common shares (the “Underwriter Warrants”) to be issued and sold in this offering. The Underwriter Warrants are exercisable for a price per share equal to 110% of the public offering price.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants are exercisable at a per share exercise price equal to 110% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Underwriter Warrants is $1,593,900, which is equal to 110% of $1,449,000 (7% of $20,700,000).
(5)	The Registrant previously paid a fee of $1,497.57 with the filing of its initial S-1 on October 21, 2021, a fee of $299.10 with the filing of Amendment No.1 on November 9, 2021 and the remaining balance of $269.97 with the filing of Amendment No.2 on January 4, 2022.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form S-1 is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 3. Accordingly, this Amendment No. 3 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. The prospectus relating to an offering of common shares of Austin Gold Corp.are unchanged and have been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13- OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses payable by the registrant expected to be incurred in connection with the issuance and distribution of the common shares being registered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, other than the filing and listing fees payable to the SEC, FINRA, and stock exchange listing fee

	Amount to be Paid
SEC registration fee	$2,067
FINRA filing fee	2,923	*
Stock exchange listing fee	80,000
Transfer agent’s fees and expenses	5,000	*
Printing expenses	15,000	*
Legal fees and expenses	150,000	*
Accounting fees and expenses	50,000	*
Blue Sky fees and expenses	5,000	*
Miscellaneous expenses	5,000	*
Total	$314,990	*

* - Estimated as of January 14, 2022

ITEM 14- INDEMNIFICATION OF DIRECTORS AND OFFICERS

The corporate laws of British Columbia allow us, and our corporate articles require us (subject to the provisions of the BCBCA noted below), to indemnify our Directors, former Directors, alternate Directors and their heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each Director and alternate Director is deemed to have contracted with the Company on the terms of the indemnity contained in our articles.

For the purposes of such an indemnification:

“eligible party”, in relation to the Company, means an individual who

(1)	is or was a Director or officer of the Company,

(2)	is or was a director or officer of another corporation

(i)       at a time when the corporation is or was an affiliate of the Company, or

(ii)       at the request of the Company, or

(3)	at the request of the Company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, except in the definition of “eligible proceeding” and certain other cases, the heirs and personal or other legal representatives of that individual;

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation:

(1)	is or may be joined as a party, or

(2)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding; and

“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

In addition, under the BCBCA, the Company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided that the Company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the restrictions noted below, the eligible party will repay the amounts advanced.

Notwithstanding the provisions of the Company’s articles noted above, the Company must not indemnify an eligible party or pay the expenses of an eligible party, if any of the following circumstances apply:

(1)	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(2)	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(3)	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be;

(4)	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

In addition, if an eligible proceeding is brought against an eligible party by or on behalf of the Company or by or on behalf of an associated corporation, the Company must not do either of the following:

(1)	indemnify the eligible party under section 160 (a) in respect of the proceeding; or

(2)	pay the expenses of the eligible party in respect of the proceeding.

Notwithstanding any of the foregoing, and whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA or the articles of the Company, on the application of the Company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

(1)	order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(2)	order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(3)	order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

(4)	order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section;

(5)	make any other order the court considers appropriate.

ITEM 15- RECENT SALES OF UNREGISTERED SECURITIES

On October 25, 2021, Austin Gold completed a share consolidation of one share for every three shares issued and outstanding. The following share numbers and amounts per share have been adjusted to reflect the share consolidation.

•	On June 1 and 19, 2020, Austin Gold completed a private placement of its common shares whereby Austin Gold issued an aggregate of 1,083,333 shares at a price of $0.30 per share for aggregate gross proceeds of $325,000. The common shares were offered and sold outside the United States in “offshore transactions” pursuant to exemptions from the registration requirements under Rule 903 of Regulation S under the Securities Act of 1933, as amended.

•	On June 19, 2020 Austin Gold issued 33,333 common shares pursuant to an obligation under a lease agreement. The common shares were offered and sold pursuant to exemptions from the registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended.

•	On June 29, 2020 Austin Gold completed a private placement of its common shares whereby Austin Gold issued an aggregate of 861,999 shares at a price of $0.75 per share for aggregate gross proceeds of $646,500. The common shares were offered and sold pursuant to exemptions from the registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended.

•	On June 29, 2020 Austin Gold completed a private placement of its common shares whereby Austin Gold issued an aggregate of 133,333 shares at a price of Cdn$1.05 per share for aggregate gross proceeds of Cdn$140,000. The common shares were offered and sold outside the United States in “offshore transactions” pursuant to exemptions from the registration requirements under Rule 903 of Regulation S under the Securities Act of 1933, as amended.

•	On July 8, 2020 Austin Gold completed a private placement of its common shares whereby Austin Gold issued an aggregate of 66,667 shares at a price of $0.75 per share for aggregate gross proceeds of $50,000. The common shares were offered and sold outside the United States in “offshore transactions” pursuant to exemptions from the registration requirements under Rule 903 of Regulation S under the Securities Act of 1933, as amended.

•	On July 9, 2020 Austin Gold completed a private placement of its common shares whereby Austin Gold issued an aggregate of 666,667 shares at a price of Cdn$3.00 per share for aggregate gross proceeds of Cdn$2,000,000. The common shares were offered and sold outside the United States in “offshore transactions” pursuant to exemptions from the registration requirements under Rule 903 of Regulation S under the Securities Act of 1933, as amended.

•	On February 2, 2021 Austin Gold issued 5,000 common shares pursuant to an obligation under a lease agreement. The common shares were offered and sold pursuant to exemptions from the registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended.

ITEM 16- EXHIBITS

(a) Exhibits.

See the Exhibit Index.

(b) Financial Statement Schedules.

None.

(c) Reports, Opinions and Appraisals.

None.

ITEM 17- UNDERTAKINGS

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For purposes of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on January 14, 2022.

AUSTIN GOLD CORP.

By:	/s/ Katrina Anderson
Name: Katrina Anderson
Title: Chief Financial Officer

POWER OF ATTORNEY

This registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Dennis L. Higgs	Dated: January 14, 2022

Name: Dennis L. Higgs
Title: President
(Principal Executive Officer)

/s/ Katrina Anderson	Dated: January 14, 2022

Name: Katrina Anderson
Title: Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

/s/ Joseph J. Ovsenek*	Dated: January 14, 2022

Name: Joseph J. Ovsenek
Title: Executive Chairman and Director

/s/ Kenneth C. McNaughton*	Dated: January 14, 2022

Name: Kenneth C. McNaughton
Title: Director

/s/ Sandra R. MacKay*	Dated: January 14, 2022

Name: Sandra R. MacKay
Title: Director

/s/ Barbara A. Filas*	Dated: January 14, 2022

Name: Barbara A. Filas
Title: Director

/s/ Benjamin Leboe*	Dated: January 14, 2022

Name: Benjamin Leboe
Title: Director

/s/ Tom Yip*	Dated: January 14, 2022

Name: Tom Yip
Title: Director

/s/ Guillermo Lozano-Chavez*	Dated: January 14, 2022

Name: Guillermo Lozano-Chávez
Title: Director

*- By: /s/ Dennis Higgs
Dennis Higgs
Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of the Registrant in the United States, on January 14, 2022.

By:	/s/ Barbara Filas
Name: Barbara Filas
Title: Director

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement (incorporated by reference to Exhibit 1.1 to the Registrant’s registration statement on Form S-1 as filed with the Commission on January 4, 2022, File No. 333-260404)

3.1*	Notice of Articles (incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form S-1 as filed with the Commission on October 21, 2021, File No. 333-260404)

3.2*	Articles (incorporated by reference to Exhibit 3.2 to the Registrant’s registration statement on Form S-1 as filed with the Commission on October 21, 2021, File No. 333-260404)

4.1*	Specimen common share certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s registration statement on Form S-1 as filed with the Commission on January 4, 2022, File No. 333-260404)

4.2*	Form of underwriters warrants (incorporated by reference to Exhibit 4.2 to the Registrant’s registration statement on Form S-1 as filed with the Commission on January 4, 2022, File No. 333-260404)

5.1	Opinion of DuMoulin Black, LLP, Canadian counsel to the Company, as to the validity of the common shares

5.2*	Opinion of Dorsey & Whitney, LLP, as to the validity of the underwriters warrants (incorporated by reference to Exhibit 5.2 to the Registrant’s registration statement on Form S-1 as filed with the Commission on January 4, 2022, File No. 333-260404)

10.1#*	Austin Gold 2021 Amended and Restated Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s registration statement on Form S-1 as filed with the Commission on October 21, 2021, File No. 333- 260404)

10.2*	Exploration and Option to Enter Joint Venture Agreement – Kelly Creek (incorporated by reference to Exhibit 10.2 to the Registrant’s registration statement on Form S-1 as filed with the Commission on October 21, 2021, File No. 333-260404)

10.3*	Amendment to Exploration and Option to Enter Joint Venture Agreement – Kelly Creek (incorporated by reference to Exhibit 10.3 to the Registrant’s registration statement on Form S-1 as filed with the Commission on October 21, 2021, File No. 333-260404)

21.1*	Subsidiaries of Austin Gold (incorporated by reference to Exhibit 21.1 to the Registrant’s registration statement on Form S-1 as filed with the Commission on October 21, 2021, File No. 333-260404)

23.1*	Consent of Manning Elliot LLP, an Independent Registered Public Accounting Firm (incorporated by reference to Exhibit 23.1 to the Registrant’s registration statement on Form S-1 as filed with the Commission on January 4, 2022, File No. 333-260404)

23.2	Consent of DuMoulin Black LLP (included in Exhibit 5.1)

23.3*	Consent of Dorsey & Whitney LLP (included in Exhibit 5.2) (incorporated by reference to Exhibit 5.2 to the Registrant’s registration statement on Form S-1 as filed with the Commission on January 4, 2022, File No. 333-260404)

23.3*	Consent of Barbara Carroll (incorporated by reference to Exhibit 23.3 to the Registrant’s registration statement on Form S-1 as filed with the Commission on October 21, 2021, File No. 333-260404)

23.4*	Consent of Robert Hatch (incorporated by reference to Exhibit 23.4 to the Registrant’s registration statement on Form S-1 as filed with the Commission on October 21, 2021, File No. 333-260404)

24.1*	Powers of Attorney (included on the signature pages to the Registrant’s registration statement on Form S-1 as filed with the Commission on October 21, 2021, File No. 333-260404)

* Previously filed.

# Indicates management contract or compensatory plan.